EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-162108, 333-38236, 333-38250, 333-47326, 333-87092 and 333-97787), Form S-3 (No. 333-152944) and Form S-3 filed as post-effective amendment No. 2 to Registration Statement on Form S-4 (No. 333-103434) of Krispy Kreme Doughnuts, Inc. of our report dated June 28, 2010, with respect to the consolidated balance sheet of Krispy Kreme México, S. de R. L. de C. V. and subsidiary as of December 31, 2009 and the related consolidated statements of operations, partners’ equity and cash flows for the year then ended, which report appears in the January 31, 2010 annual report on Amendment No. 1 to Form 10-K/A of Krispy Kreme Doughnuts, Inc.

    Our audit report emphasizes that Krispy Kreme México, S. de R.L. de C.V. and subsidiary carried out significant transactions with related parties.

KPMG Cardenas Dosal, S.C.
/s/ Luis Alejandro Bravo Limón
Mexico, D.F.
June 30, 2010